Exhibit 10.16

Execution Copy

FOXHOLLOW TECHNOLOGIES, INC.

ROBERT THOMAS SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into as of January 3, 2006, by and between Robert W. Thomas (“Employee”) and FoxHollow Technologies, Inc. (“Company”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Employee has been employed by the Company as its President and Chief Executive Officer and the Company and Employee now wish to end their employment relationship;

WHEREAS, the Company and Employee entered into an agreement dated May 22, 1998 to keep Company information confidential (the “Confidentiality Agreement”) and the Company and Employee have entered into stock option agreements that are still subject to vesting, in which Employee was granted options to purchase 312,500 shares of Common Stock on March 10, 2003 (the “First Option”) pursuant to which Employee has exercised 216,146 shares; 112,500 shares of Common Stock on March 10, 2003 (the “Second Option”) pursuant to which Employee has exercised 31,304 shares; 312,500 shares of Common Stock on January 29, 2004 (the “Third Option”); 187,071 shares of Common Stock on January 29, 2004 (the “Fourth Option”) and 35,000 shares of Company Stock on January 31, 2005 (the “Fifth Option” each an “Option” and collectively the “Options”);

WHEREAS, Employee and the Company wish to agree upon the terms of Employee’s post-termination consulting arrangement, and the Company wishes to receive a standard release of claims;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company and Employee and Company desire to embody in this Agreement the terms, conditions and benefits to be provided in connection with Employee’s termination of employment with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Employment Termination. Employee’s termination of employment with the Company is effective as of the close of business on January 3, 2006 (the “Termination Date”). Effective as of that date, Employee will relinquish his current titles of President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”), by signing the letter of resignation attached hereto as Exhibit 1.

2. Consideration. Subject to satisfactory compliance with the terms and conditions of this Agreement by Employee, the Company shall, after receipt of a fully executed Agreement, and after the expiration of the statutory recission period without any recission of this Agreement, provide Employee with the following payments and other benefits, subject to appropriate taxes and withholding, as compensation for any and all alleged claims which may have arisen at any time during Employee’s employment, or in the course of separation from employment, with the Company.

(a) Accrued Benefits. The Company shall pay to Employee all amounts and benefits that have accrued or were earned but remain unpaid through the Termination Date in respect of salary, bonus and unreimbursed expenses, including accrued and unused vacation, on the date of the Company’s next regularly scheduled payday.

(b) Consulting Fees. For the duration of the Consultancy, the Company shall pay Employee $7,000 per month as consideration for the consulting services provided under Section 3 below.

(c) Options. The Parties agree that as of the Termination Date, the Employee shall be considered to have vested in 227,865 shares under the First Option, in 82,031 shares under the Second Option, in 149,740 shares under the Third Option, in 89,638 shares under the Fourth Option, and in 8,750 shares under the Fifth Option. Provided that Employee provides services during the Consulting Period as provided for in Section 3, Employee shall continue to vest in the First Option, Second Option, Third Option and Fourth Option until the end of the Consulting Period. Except if Employee breaches Sections 3(a), 3(b), 4, 11, 12 or 13 of this Agreement, in the sole reasonable determination of a majority of the then current directors on the Company’s Board, upon the earlier to occur of (i) December 15, 2006, (ii) a termination by the Company of this Agreement for any reason other than a breach of Sections 3(a), 3(b), 4, 11, 12 or 13, all then remaining unvested shares subject to the First Option, the Second Option, the Third Option and the Fourth Option shall become 100% fully vested and immediately exercisable. The remaining 26,250 shares subject to the Fifth Option shall cease vesting as of the Termination Date (the “Return Shares”) and the Return Shares shall be returned to the Company’s 2004 Equity Incentive Plan (the “Option Plan”). Employee shall have no right or entitlement to continued vesting of the Return Shares by virtue of the consulting services he provides under Section 3 below.

(i) Vested Options. With respect to any vested Options outstanding and not exercised as of the Termination Date, Employee shall have thirty (30) days following the Termination Date to exercise any then vested shares not previously exercised under the Options and any then vested shares underlying any prior options granted to Employee by the Company.

(ii) Unvested Options. Employee shall have until December 31, 2006, to exercise any shares that vest under the Options after the Termination Date, and the post-termination exercise period of such Options has been amended accordingly hereby.

(d) Benefits. Employee’s health insurance benefits will cease on the Termination Date, subject to Employee’s right (and his qualified beneficiaries’ rights) to COBRA continuation coverage. Employee’s participation in all other employee benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

(e) Legal Fees. The Company shall reimburse Employee for legal fees actually incurred related to the negotiation of this Agreement in an amount up to $10,000.

The parties agree that some of the payments and benefits provided to Employee under this Section 2 are over and above anything owed to Employee by law, contract or under the policies of the Company, and such additional consideration is provided to Employee in exchange for entering into this Agreement. Employee shall not be required to seek other employment or to attempt in any way to reduce amounts payable to him pursuant to this Agreement. Further, except as it would otherwise interfere with Employee’s obligations under Section 3(a) below, the amount of benefits provided under this Agreement (including continued vesting of the Options and payment of the consulting fee) shall not be reduced by any compensation earned by or other benefits provided to Employee as a result of employment by another employer.

3. Consultancy.

(a) In return for the consideration received in Section 2, Employee agrees to provide consulting services for the Company from the Termination Date through December 31, 2006 (the “Consulting Period”) in the field of peripheral artery disease treatment and cardiovascular artery disease treatment (the “Field”) and in the use of the Company’s existing products or products under development during the Consulting Period. During such Consulting Period, Employee shall provide transition services to assist a new Chief Executive Officer and work on projects mutually agreed upon by Employee and the Company for up to ten (10) hours per month at times mutually acceptable to both Parties. In the event that Employee does not comply with this Section 3(a), 3(b), 4, 11, 12 or 13, in the sole reasonable determination of a majority of the then current directors on the Company’s Board, the Company may terminate the consulting relationship provided for in this Section 3 and, upon such termination, the Options shall stop vesting and any unvested shares shall be returned to the Option Plan. The Consulting Period or such shorter period that the Employee provides services to the Company as a consultant pursuant to this Section 3 shall be referred to as the “Consultancy.” During the Consulting Period, Employee shall be permitted to retain use of his Company provided laptop computer. With regard to investor communications during the Consultancy, if Employee is contacted by an investor with regard to Company business, he shall promptly refer the investor to an appropriate member of senior management at the Company.

(b) Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the Consultancy, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to continue the Consultancy and to receive the continued vesting set forth in Section 2(c) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, advisor, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer in the Field during the Consultancy.

(c) Notwithstanding the above, in the event Employee accepts other employment, involving a commitment of at least 30 hours per week, following the Termination Date, Employee shall promptly notify the Company.

4. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all of the Company’s property and confidential and proprietary information in his/her possession to the Company on the Effective Date of this Agreement.

5. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received. Notwithstanding the above, the Company acknowledges and agrees that it will process all expense reimbursements (including expressly, but not limited to, travel and telephone expenses) that Employee submits for review within 45 days from the Termination Date and further agrees, during the Consultancy, to timely pay all reasonable business expenses (including reimbursement for monthly cell-phone expenses reasonably related to the Consultancy and after submission of appropriate documentation) consistent with the Company’s usual process, procedures and standards governing expense reimbursements.

6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his/her own behalf, and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does this release extend to any right to indemnification Employee may have from Company with respect to Employee’s status as a former officer and director of the Company.

7. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and,

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee acknowledges that he had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Employee and Company represents that each has no lawsuit, claim, or action pending in their name, or on behalf of any other person or entity, against Employee and the Company or any other person or entity referred to herein. Employee and Company also represent that neither intends to bring any claims on their own behalf or on behalf of any other person or entity against the Employee or Company or any other person or entity referred to herein.

10. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

11. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

12. Mutual Non-Disparagement. The Parties each agree to refrain from any defamation, libel or slander of the other or tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to the HR Director of the Company. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment. Notwithstanding the foregoing, Employee shall be free to use any current or former employee or Board member of the Company as a personal reference. For purposes of this Section 12, the definition of Company is limited to statements made by its officers and directors and its employees at director level and above.

13. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for him/herself or any other person or entity. Employee further agrees not to otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of Employee, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period, a customer or client of the Company, or any of its subsidiaries.

14. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

15. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

16. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement except for those provided for in Section 2(e).

17. Post-Termination Assistance. Following the Termination Date, and upon reasonable notice, Employee shall provide such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its subsidiaries is or may become a party; provided that (i) the Company agrees to reimburse Employee for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Employee’s then-current employment.

18. Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all losses, costs, damages or expenses, including without limitation, attorneys’ fees or expenses incurred by the Company to enforce its rights under this Agreement as a result of a breach of Sections 3(a), 3(b), 4, 11, 12 or 13 or a claim made against the Company covered by the waiver provided in Sections 6 and 7. Nothing herein is intended to limit or modify the indemnities Employee enjoys by virtue of state law or the Company’s Bylaws.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

20. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section 20 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. The Parties represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

23. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the agreements governing the Options (including the equity compensation plan under which such Options were granted) and any right to indemnification Employee has pursuant to any indemnification agreement between Employee and Company.

25. Public Filing. Employee and the Company understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

26. Code Section 409A. If any payments or benefits due under this Agreement would subject Employee to any penalty tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, if such payments and benefits were made at the time as contemplated herein, then the Parties agree to cooperate with each other and to take reasonably necessary steps to avoid the imposition of any such penalty tax.

27. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

28. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

29. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

30. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

31. Effective Date. This Agreement is effective after it has been signed by both Parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

32. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

33. Successors and Assigns. This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by Employee without the Company’s prior written consent. Subject to the foregoing and except as otherwise provided in this Agreement, in the event of an acquisition of the Company or a sale of all or substantially all of its assets, where the obligations of this Agreement are not assumed by the acquiror, successor or purchaser, then all consulting fees under Section 2(b) shall be due and payable and all then remaining unvested shares subject to the First Option, the Second Option, the Third Option and the Fourth Option shall become 100% fully vested and immediately exercisable.

34. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Parties hereto, with the full intent of releasing all claims, except as otherwise provided by this Agreement. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FoxHollow Technologies, Inc.

Dated: January 3, 2006	By	/s/ John Simpson, M.D.
John Simpson, M.D.
Interim Chief Executive Officer

Robert W. Thomas, an individual

Dated: January 3, 2006	/s/ Robert W. Thomas
Robert W. Thomas

[Signature Page to Agreement]

EXHIBIT 1

RESIGNATION LETTER

January 3, 2006

Board of Directors of FoxHollow Technologies, Inc.

740 Bay Road

Redwood City, California 94063-2469

Dear Board members:

Effective today, I hereby resign as President and Chief Executive Officer and Director of FoxHollow Technologies, Inc.

Sincerely,

/s/ Robert W. Thomas
Robert W. Thomas